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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  25049

                                    FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
        Section 13 and 15(d) of the Securities and Exchange Act of 1934

                                    1-9744
                           (Commission File Number)

                          CAMBRIDGE INDUSTRIES, INC.
                       CE AUTOMOTIVE TRIM SYSTEMS, INC.
            (Exact name of registrant as specified in the charter)

                            555 Horace Brown Drive
                        Madison Heights, Michigan 48071
                                 (248)616-0500
 (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

             10 1/4% Senior Subordinated Notes due 2007, Series B
       Guaranty of 10 1/4% Senior Subordinated Notes due 2007, Series B
           (Title of each class of securities covered by this form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place am X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]
           Rule 12h-3(b)(1)(i)  [ ]         Rule 15d-6           [X]


Approximate number of holders of record as of the certification or notice date:

                                 Sixteen (16)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cambridge Industries, Inc. and CE Automotive Trim Systems, Inc. have caused this certification notice to be signed on their behalf by the undersigned duly authorized person.

CE AUTOMOTIVE TRIM SYSTEMS, INC.          CAMBRIDGE INDUSTRIES, INC.


By:         /s/                           By:          /s/
   -----------------------------             -----------------------------
    Richard S. Crawford,                        Richard S. Crawford,
    Chairman of the Board                       Chief Executive Officer &
                                                Chairman of the Board

Dated: January 28, 1998                   Dated: January 28, 1998